UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report - July 11, 2007

(Date of Earliest Event Reported – July 9, 2007)

Carpenter Technology Corporation

(Exact Name of Registrant as specified in its charter)

Delaware	1-5828	23-0458500
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

P.O. Box 14662, Reading Pennsylvania, 19612

(Address of principal executive offices)

Registrant’s telephone number, including area code (610) 208-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02:   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 9, 2007, the office of Chief Financial Officer will be filled by K. Douglas Ralph. Mr. Ralph will serve as Senior Vice President - Finance and Chief Financial Officer at the pleasure of the Board of Directors and the Chief Executive Officer of Carpenter. Mr. Ralph, 46, holds a bachelor’s degree in finance from Susquehanna University. He most recently served as Executive Vice President and Chief Financial Officer at Foamex International, Inc. At Foamex International, Inc., Mr. Ralph had responsibility for total financial operations, including accounting, treasury, investor relations and information technology of the $1.3 billion global company. Prior to joining Foamex International, Mr. Ralph spent 21 years as a financial executive for the Procter & Gamble Company.

Mr. Ralph’s base salary was established at $380,000 per year, and he received a one-time signing bonus of $50,000. Mr. Ralph will be eligible to participate in Carpenter’s annual bonus plan for fiscal year 2008 with a “target level” cash bonus of 70% of his salary and “target level” restricted stock award of 5,000 shares (which are further subject to a two year vesting requirement). Targets are based on earnings per share and return on net asset achievements, along with the attainment of certain goals related to his personal performance. Mr. Ralph will also receive 2,500 shares of restricted stock, vesting in full on July 9, 2010 provided his employment continues through such date and will be eligible to participate in Carpenter’s Supplemental Executive Retirement Plan as well as Carpenter’s other benefit programs. He will also receive a change of control agreement similar to that received by other Carpenter executives and shall be entitled to a severance payment equal to one year’s salary in the event of a termination of employment without cause. In connection with Mr. Ralph’s election, the Company’s temporary Chief Financial Officer, Richard L. Simons, will resume his previous position as Vice President and Corporate Controller.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit:

Exhibit 99.1	Press Release, dated July 9, 2007
Exhibit 99.2	Employment Terms

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2007	CARPENTER TECHNOLOGY CORPORATION (Registrant) By: /s/ David A. Christiansen David A. Christiansen Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated July 9, 2007
99.2	Employment Terms

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